Exhibit 99.1
NEWS RELEASE

	Contacts:	Claire A. Hart, Senior Vice President
Alon USA Energy, Inc.
972-367-3649
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600
Media: Blake Lewis
Lewis Public Relations
214-635-3020
Ruth Sheetrit
SMG Public Relations
011-972-547-555551
Alon USA Announces Pricing of Alon Krotz Springs Senior Secured Notes
     DALLAS, TEXAS, October 14, 2009 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced that its subsidiary, Alon Refining Krotz Springs, Inc. (“Krotz Springs”), has priced a private offering of $216.5 million in aggregate principal amount of 13 1/2% Senior Secured Notes due 2014 (the “Notes”). The gross proceeds from the offering will be approximately $205.5 million. The Notes will be senior secured obligations of Krotz Springs and are non-recourse to Alon.
     The sale of the Notes is expected to close on or about October 22, 2009, subject to customary conditions. Krotz Springs intends to use the net proceeds from the offering of the Notes to refinance its existing secured bank term loan facility and for other general corporate purposes.
     The Notes are being offered only to “qualified institutional buyers” pursuant to the exemption from registration set forth in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act and to a limited number of institutional “accredited investors” pursuant to other available exemptions from registration under the Securities Act. The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
     This press release is neither an offer to sell nor the solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful prior to registration or qualification under the securities laws of any such jurisdiction or would otherwise not be permitted.
     This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed. Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.